SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2003

OPINION RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22554	22-3118960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite #4100, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 452-5400

Item 5. Other Events and Regulation FD Disclosure

As previously reported, during the third quarter of 2003 it came to the attention of Opinion Research Corporation (the “Company”) and its lenders that the Company failed to make a payment under an excess cash flow provision of its senior credit facility in the amount of $1,681,000. The Company and its lenders have entered into a Forbearance Agreement pursuant to which the lenders have agreed to allow the Company to make such payment in four equal monthly installments beginning December 31, 2003, and the Company has agreed to an increase of 2% in the interest rate applicable to its senior credit facility. The Company also agreed to meet certain deadlines relating to the expected refinancing of its credit facilities which included the requirement to deliver a written commitment from a new senior credit facility lender no later than December 17, 2003. The Company was unable to deliver such written commitment on December 17, 2003. Notwithstanding the foregoing, the Company is in discussions with several lenders and expects to be able to refinance its existing facility within the next 45 days. Among those lenders is one of the Company’s current senior lenders which has expressed an interest in effecting such refinancing.

In addition, the Company’s senior lenders must approve all payments under the loan agreement with the Company’s subordinated lenders. The Company’s senior lenders have not approved such payments and, as a result, the Company has failed to make an interest payment to its subordinated lenders in the amount of $474,000. The Company will make such payments when the senior credit facility refinancing is completed.

The Company performed its annual goodwill impairment test on October 1, 2003. Based upon the preliminary results of such test, the Company engaged an independent valuation firm to determine if there has been an impairment of the goodwill associated with the Company’s US market research and teleservices business segments. The preliminary results of the analysis from the independent valuation firm indicate goodwill impairment in the range of $15 to $18 million. The final calculation will be reflected in the fourth quarter and full year results for 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPINION RESEARCH CORPORATION

Date: December 19, 2003	By:	/S/ DOUGLAS L. COX
Douglas L. Cox Executive Vice President and Chief Financial Officer